Exhibit 99.1

TEXAS PACIFIC LAND CORPORATION ANNOUNCES SPECIAL DIVIDEND OF $10 PER SHARE AND CASH BALANCE TARGET

DALLAS, TX (June 13, 2024) – Texas Pacific Land Corporation (NYSE: TPL) (the “Company” or “TPL”) today announced that the Company’s Board of Directors approved a $10.00 per share special dividend. The special dividend will be payable on July 15, 2024 to stockholders of record at the close of business on July 1, 2024.

“With tailwinds of excellent business execution, supportive fundamentals, and a fortress balance sheet, we’re pleased to announce a special dividend, which is the largest in TPL’s history and represents a 50% increase compared to the most recent prior split-adjusted special dividend,” said Tyler Glover, Chief Executive Officer of the Company. “As we evaluate our current capital structure, capital allocation priorities, business fundamentals, and investment opportunities, we have set a target cash and cash equivalents (“cash”) balance of approximately $700 million. Above this targeted level, TPL will seek to deploy the majority of its free cash flow towards share repurchases and dividends.

“Even beyond the special dividend announced today, the Company still retains tremendous optionality to return additional capital to stockholders and to invest in attractive growth opportunities. We, along with our Board of Directors, will evaluate on a regular basis our cash balance target and capital allocation priorities as business fundamentals and macroeconomic conditions evolve. TPL continues to generate substantial free cash flow while maintaining a strong balance sheet, and we are well-positioned to drive stockholder value.”

About Texas Pacific Land Corporation

Texas Pacific Land Corporation is one of the largest landowners in the State of Texas with approximately 868,000 acres of land in West Texas, with the majority of its ownership concentrated in the Permian Basin. The Company is not an oil and gas producer, but its surface and royalty ownership provide revenue opportunities throughout the life cycle of a well. These revenue opportunities include fixed fee payments for use of our land, revenue for sales of materials (caliche) used in the construction of infrastructure, providing sourced water and/or treated produced water, revenue from our oil and gas royalty interests, and revenues related to saltwater disposal on our land. The Company also generates revenue from pipeline, power line and utility easements, commercial leases and temporary permits related to a variety of land uses including midstream infrastructure projects and hydrocarbon processing facilities.

Visit TPL at http://www.TexasPacific.com.

Contact:

Investor Relations
IR@TexasPacific.com
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